EXHIBIT 10.3 Freddie Mac Loan Number: 499673646 Property Name: Tapestry Park at Montclair ASSIGNMENT OF MANAGEMENT AGREEMENT AND SUBORDINATION OF MANAGEMENT FEES (Revised 7-12-2016) THIS ASSIGNMENT OF MANAGEMENT AGREEMENT AND SUBORDINATION OF MANAGEMENT FEES ("Assignment") is made effective as of the 26th day of September, 2019, by and among SIR TAPES TRY PARK, LLC, a Delaware limited liability company ("Borrower"), BERKELEY POINT CAPITAL LLC, d/b/a NEWMARK KNIGHT FRANK, a Delaware limited liability company ("Lender"), and STEADFAST MANAGEMENT COMPANY, INC., a California corporation ("Property Manager"). RECITALS: A. Borrower has requested that Lender make a loan to Borrower ("Loan"). The Loan will be evidenced by a Multifamily Note from Borrower to Lender effective as of the date of this Assignment ("Note"). The Note is secured by, among other things, a Multifamily Loan and Security Agreement ("Loan Agreement") and a Multifamily Mortgage, Deed of Trust, or Deed to Secure Debt ("Security Instrument"), dated as of the date of this Assignment, which grants Lender a lien on the property encumbered by the Security Instrument ("Mortgaged Property"). The Note, the Loan Agreement, the Security Instrument, this Assignment and any of the other documents evidencing the Loan are collectively referred to as the "Loan Documents". Other capitalized terms used but not defined in this Assignment will have the meanings given to those terms in the Loan Agreement. B. Pursuant to a Management Agreement between Borrower and Property Manager ("Management Agreement") (a true and correct copy of which is attached as Exhibit B), Borrower employed Property Manager exclusively to lease, operate and manage the Mortgaged Property, and Property Manager is entitled to certain management fees ("Management Fees") pursuant to the Management Agreement. C. Lender requires as a condition to the making of the Loan that Borrower assign the Management Agreement and that Property Manager subordinate its interest in the Management Fees in lien and payment to the Loan as set forth below. For good and valuable consideration, the parties agree as follows: 1. Assignment of Management Agreement. As additional collateral security for the Loan, Assignment of Management Agreement and Subordination of Management Fees

Borrower conditionally transfers, sets over, and assigns to Lender all of Borrower's right, title and interest in and to the Management Agreement and all extensions and renewals. This transfer and assignment will automatically become a present, unconditional assignment, at Lender's option, upon a default by Borrower under the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents (each, an "Event of Default"), and the failure of Borrower to cure such Event of Default within any applicable grace period. 2. Subordination of Management Fees. The Management Fees and all rights and privileges of Property Manager to the Management Fees are and will at all times continue to be subject and unconditionally subordinate in all respects in lien and payment to the lien and payment of the Loan Agreement, the Security Instrument, the Note, and the other Loan Documents, and to any renewals, extensions, modifications, assignments, replacements, or consolidations of the Loan Documents and the rights, privileges, and powers of Lender under the Note, the Loan Agreement, the Security Instrument, or any of the other Loan Documents. 3. Estoppel. Property Manager and Borrower represent and warrant that all of the following are true as of the date of this Assignment: (a) The Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Assignment. (b) Neither Property .Manager nor Borrower is in default under any of the terms, covenants or provisions of the Management Agreement and Property Manager knows of no event which, but for the pas:mge of time or the giving of notice or both, would constitute an event of default under the Management Agreement. (c) Neither Property Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement. (d) The Management Fees and all other sums due and payable to the Property Manager under the Management Agreement have been paid in full. 4. Agreement by Borrower and Property Manager. Borrower and Property Manager agree that if there is an Event of Default by Borrower ( continuing beyond any applicable grace period) under the Note, the Loan Agreement, the Security Instrument or any of the other Loan Documents during the term of this Assignment or upon the occurrence of any event which would entitle Lender to terminate the Management Agreement in accordance with the terms of the Loan Documents, Lender may terminate the Management Agreement without payment of any cancellation fee or penalty and require Property Manager to transfer its responsibility for the management of the Mortgaged Property to a management company selected by Lender in Lender's sole discretion, effective as of the date set forth in Lender's notice to Property Manager. Following any such termination, Property Manager agrees to apply all rents, security deposits, issues, proceeds and profits of the Mortgaged Property in accordance with Lender's written directions to Property Manager. Assignment of Management Agreement and Subordination of Management Fees Page2

5. Lender's Right to Replace Property Manager. If Lender, in Lender's reasonable discretion, at any time during the term of this Assignment, determines that the Mortgaged Property is not being managed in accordance with generally accepted management practices for properties similar to the Mortgaged Property, Lender will deliver written notice to Borrower and Property Manager, which notice will specify with particularity the grounds for Lender's determination. If Lender reasonably determines that the conditions specified in Lender's notice are not remedied to Lender's reasonable satisfaction by. Borrower or Property Manager within 30 days from receipt of such notice or that Borrower or Property Manager have failed to diligently undertake correcting such conditions within such 30-day period, Lender may direct Borrower to terminate Property Manager as manager of the Mortgaged Property and terminate the Management Agreement without payment of any cancellation .fee or penalty and to replace Property Manager with a management company acceptable to Lender in Lender's sole discretion pursuant to a management agreement acceptable to Lender in Lender's sole discretion. 6. Receipt of Management Fees. Property Manager will not be obligated to return or refund to Lender any Management Fees or other fee, commission or other amount received by Property Manager prior to the occurrence of the Event of Default, and to which Property Manager was entitled under the Management Agreement. If the Property Manager receives any Management Fees after it has received notice of an Event of Default, Property Manager agrees that such Management Fees will be received and held in trust for Lender, to be applied by Lender to amounts due under the Loan Documents. 7. Consent and Agreement by Property Manager. Property Manager acknowledges and consents to this Assignment and agrees that Property Manager will act in conformity with the provisions of this Assignment and Lender's rights under this Assignment or otherwise related to the Management Agreement. If the responsibility for the management of the Mortgaged Property is transferred from Property Manager in accordance with the provisions of this Assignment, then Property Manager will fully cooperate in trarisferring its responsibility to a new management company and complete such transfer no later than 30 days from the date the Management Agreement is terminated. Further; Property Manager agrees as follows: (a) It will not contest or impede the exercise by Lender of any right Lender has under or in connection with this Assignment. (b) It will give at least 30 days prior written notice to Lender of its intention to terminate the Management Agreement or otherwise discontinue its management of the Mortgaged Property, in the manner provided for in this Assignment. ( c) It will not amend any of the provisions or terms of the Management Agreement without the prior consent of Lender. 8. Termination. When the Loan is paid in full and the Security Instrument is released or assigned of record, this Assignment and all of Lender's right, title and interest hereunder with respect to the Management Agreement will terminate. Assignment of Management Agreement and Subordination of Management Fees Page3

9. Notices. (a) All notices under or concerning this Assignment ("Notice") will be in writing. Each Notice will be deemed given on the earliest to occur of: (i) the date when the Notice is received by the addressee, (ii) the first Business Day after the Notice is delivered to a recognized overnight courier service, with arrangements made for payment of charges for next Business Day delivery, or (iii) the third Business Day after the Notice is deposited in the United States mail with postage prepaid, certified mail, return receipt requested. Addresses for Notice are as follows: If to Lender: Berkeley Point Capital LLC, d/b/a Newmark Knight Frank 225 Franklin Street, Suite #1800 · Boston, Massachusetts 02110 Attention: Director Loan Servicing If to Borrower: SIR Tapestry Park, LLC c/o Steadfast Companies 18100 Von Karman A venue, Suite 500 Irvine, California 92612 Attention: Ana Marie del Rio, General Counsel If to Property Manager: Steadfast Management Company, Inc. c/o Steadfast Companies 18100 Von Karman A venue, Suite 500 Irvine, California 92612 Attention: Ana Marie del Rio, General Counsel (b) Any party to this Assignment may change the address to which Notices intended for it are to be directed by means of Notice given to the other parties in accordance with this Section 9. Each party agrees that it will not refuse or reject delivery of any Notice given in accordance with this Section 9, that it will acknowledge, in writing, the receipt of any Notice upon request by the other party and that any Notice rejected or refused by it will be deemed for purposes of this Section 9 to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service or the courier service. 10. Governing Law; Consent to Jurisdiction and Venue. (a) This Assignment will be construed in accordance with and governed by the laws of the Property Jurisdiction. (b) Borrower and Property Manager agree that any controversy arising under or in relation to this Assignment may be litigated in the Property Jurisdiction. The state and federal courts and authorities with jurisdiction in the Property Jurisdiction will have jurisdiction over all controversies that may arise under or in relation to this Assignment. Borrower and Property Manager irrevocably consent to service, Assignment of Management Agreement and Subordination of Management Fees Page4

jurisdiction and venue of such courts for any such litigation and waive any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise. However, nothing in this Section 10 is intended to limit Lender's right to bring any suit, action or proceeding relating to matters under this Assignment in any court of any other jurisdiction. 11. Captions, Cross References and Exhibits. The captions assigned to provisions of this Assignment are for convenience only and will be disregarded in construing this Assignment. Any reference in this Assignment to an "Exhibit" or a "Section," unless otherwise explicitly provided, will be construed as referring, respectively, to an Exhibit attached to this Assignment or to a section of this Assignment. All Exhibits attached to or referred to in this Assignment are incorporated by reference into this Assignment. 12. Number and Gender. Use of the singular in this Assignment includes the plural, use of the plural includes the singular, and use of one gender includes all other genders, as the context may require. 13. No Partnership. This Assignment is not intended to, and will not, create a partnership or joint venture among the parties, and no party to this Assignment will have the power or authority to bind any other party except as explicitly provided in this Assignment. 14. Severability. The invalidity or unenforceability of any provision of this Assignment will not affect the validity of any other provision, and all other provisions will remain in full force and effect. 15. Entire Assignment. This Assignment contains the entire agreement among the parties as to the rights granted and the obligations assumed in this Assignment. 16. No Waiver; No Remedy Exclusive. Any forbearance by a party to this Assignment in exercising any right or remedy given under this Assignment or existing at law or in equity will not constitute a waiver of or preclude the exercise of that or any other right or remedy. Unless otherwise explicitly provided, no remedy under this Assignment is intended to be exclusive of any other available remedy, but each remedy will be cumulative and will be in addition to other remedies given under this Assignment or existing at law or in equity. 17. Third Party Beneficiaries. Neither any creditor of any party to this Assignment, nor any other person, is intended to be a third party beneficiary of this Assignment. 18. Further Assurances and Corrective Instruments. To the extent permitted by law, the parties will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements to this Assignment and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Assignment. 19. Counterparts. This Assignment may be executed in multiple counterparts, each of which Assignment of Management Agreement and Subordination of Management Fees Page 5

will constitute an original document and all of which together will constitute one agreement. 20. Indemnity. By executing this Assignment Borrower agrees to indemnify and hold harmless Lender and its successors and assigns from and against any and all losses, claims, damages, liabilities and expenses including Attorneys' Fees and Costs, which may be imposed or incurred in connection with this Assignment. 21. Costs and Expenses. Wherever pursuant to this Assignment it is provided that Borrower will pay any costs and expenses, such costs and expenses will include Lender's Attorneys' Fees and Costs. 22. Determinations by Lender. In any instance where the consent or approval of Lender may be given or is required, or where any determination, judgment or decision is to be rendered by Lender under this Assignment, the granting, withholding or denial of such consent or approval and the rendering of such determination, judgment or decision will be made or exercised by Lender ( or its designated representative) at its sole and exclusive option and in its sole and absolute discretion and will be final and conclusive, except as may be otherwise expressly and specifically provided in this Assignment. 23. Successors and Assigns. This Assignment will be binding upon and inure to the benefit of Borrower, Lender and Property Manager and their respective successors and assigns forever. 24. Secondary Market. Lender may sell, transfer and deliver the Note and assign the Loan Agreement, the Security Instrument, this Assignment and the other Loan Documents to one or more investors in the secondary mortgage market ("Investors"). In connection with such sale, Lender may retain or assign responsibility for servicing the Loan, including the Note, the Loan Agreement, the Security Instrument, this Assignment and the other Loan Documents, or may delegate some or all of such responsibility and/or obligations to a servicer including any subservicer or master servicer, on behalf of the Investors. All references to Lender in this Assignment will refer to and include any such servicer to the extent applicable. 25. Attached Exhibits. The following Exhibits, if marked with an "X" in the space provided, are attached to this Assignment: IXI Exhibit A Modifications to Assignment !XI Exhibit B Copy of Management Agreement Assignment of Management Agreement and Subordination of Management Fees Page 6

IN WITNESS WHEREOF the undersigned have executed this Assignment as of the date and year first written above. BORROWER: SIR TAPESTRY PARK, LLC a Delaware limited liability company By: Steadfast Income Advisor, LLC a Delaware limited liability company Manager By: Assignment of Management Agreement and Page S-1 Subordination of Management Fees

LENDER: BERKELEY POINT CAPITAL LLC, d/b/a NEWMARK KNIGHT FRANK, a Delaware limited liability company By: Assignment of Management Agreement and Page S-2 Subordination of Management Fees

PROPERTY MANAGER: STEADFAST MANAGEMENT COMPANY, INC. a California corporation By: Name: Title: Vice President Assignment of Management Agreement and Page S-3 Subordination of Management Fees

EXHIBIT A MODIFICATIONS TO ASSIGNMENT The following modifications are made to the text of the Assignment that precedes this Exhibit: 1. Section 3(a) is deleted in its entirety and replaced with the following: (a) The Management Agreement is in full force and effect and has not been modified, or amended or assigned other than pursuant to this Assignment. There are no assignments of the Management Agreement that remain in effect other than pursuant to this Assignment. 2. Section 6 is deleted in its entirety and replaced with the following: 6. Receipt of Management Fees. Manager will not be obligated to return or refund to Lender any Management Fees or other fee, commission or other amount received by Property Manager prior to the occurrence of the Event of Default, and to which Property Manager was entitled under the Management Agreement. If the Property Manager receives any Management Fees after it has received notice of an Event of Default, Property Manager agrees that such Management Fees will be received and held in trust for Lender, to be applied by Lender to amounts due under the Loan Documents; provided, however, that nothing herein shall prevent Property Manager from terminating the Management Agreement in the event Property Manager is not paid all fees due to it under the Management Agreement. Assignment of Management Agreement and Subordination of Management Fees Page A-1

EXHIBITB MANAGEMENT AGREEMENT Assignment of Management Agreement and Subordination of Management Fees Page B-1

PROPERTY MANAGEMENT AGREEMENT THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of August 13, 2013 (the "Effective Date"), by and between SIR TAPESTRY PARK, LLC, a Delaware limited liability company ("Owner"), and STEADFAST MANAGEMENT COMPANY, INC., a California corporation ("Manager"). ARTICLE 1 DEFINITIONS Section 1.1 Definitions. The following terms shall have the following meanings when used in this Agreement: "Agreement" has the meaning given in the introductory paragraph. "Annual Business Plan" has the meaning given in Section 3.11 (a). "Capital Budget" has the meaning given in Section 3 .11 ( a). "Depository" means such bank or federally-insured or other financial institution as Owner shall designate in writing. "Effective Date" has the meaning given in the introductory paragraph. "Fiscal Year" means the calendar year beginning January l and ending December 31 of each calendar year, or such other fiscal year as determined by Owner and of which Manager is notified in writing; provided that the first Fiscal Year of this Agreement shall be the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date occurs. "Governmental Requirements" has the meaning given in Section 3.14. "Gross Collections" means all amounts actually collected as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in the Property and concessionaires (if any) in respect of the Property, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin-operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at the Prope.rty; excluding, however, all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruptions insurance), abatement of taxes, franchise fees, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies. "Hazardous Materials" means any material defined as a hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, or any state or local statute regulating the storage, release, transportation or other disposition of hazardous material, as any of those laws may have been amended to the date hereof, and the administrative regulations promulgated thereunder prior to the date hereof, and, whether or not defined as hazardous substances under the foregoing Governmental Requirements, petroleum products (other than petroleum products used in accordance with Governmental Requirements by Owner or its tenants in the usual and ordinary course of their activities), PCBs and radon gas.

"**Major Capital Improvements**" has the meaning given in Section 3.6.

"**Management Fee**" has the meaning given in Section 4.1.

"**Manager**" has the meaning given in the introductory paragraph.

"**Operating Budget**" has the meaning given in Section 3.11(a).

"**Owner**" has the meaning given in the introductory paragraph.

"**Owner's Representative**" has the meaning given in Section 2.2.

"Pass-Through Amounts" means fees and/or reimbursements for services provided to the Property but not covered by the Management Fee, as described in Exhibit A attached hereto and made a part hereof.

"**Property**" means the multifamily apartment project listed and described on Exhibit B attached hereto and made a part hereof.

"**Security Deposit Account**" has the meaning given in Section 5.1.

"**State**" means the state in which the Property is located.

ARTICLE 2
APPOINTMENT OF AGENCY AND RENTAL RESPONSIBILITY

Section 2.1 **Appointment.** Owner hereby appoints Manager and Manager hereby accepts appointment as the sole and exclusive leasing agent and manager of the Property on the terms and conditions set forth herein. Owner warrants and represents to Manager that Owner owns fee simple title to the Property with all requisite authority to hereby appoint Manager and to enter into this Agreement.

Section 2.2 **Owner's Representative.** Owner shall from time to time designate one or more persons to serve as Owner's representative ("**Owner's Representative**") in all dealings with Manager hereunder. Whenever the approval, consent or other action of Owner is called for hereunder, such approval, consent or action shall be binding on Owner if specified in writing and signed by Owner's Representative. The initial Owner's Representative shall be Kyle Winning, Chief Investment Officer. Any Owner's Representative may be changed at the discretion of Owner, at any time, and shall be effective upon Manager's receipt of written notice identifying the new Owner's Representative.

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Section 2.3 Leasing. Manager shall perform all promotional, leasing and management activities required to lease apartment units in the Property. Throughout the term of this Agreement, Manager shall use its diligent efforts to lease apartment units in the Property. Manager shall advertise the Prope1iy, prepare and secure advertising signs, space plans, circulars, marketing brochures and other fonns of advertising. Owner hereby authorizes Manager pursuant to the te1111s of this Agreement to advertise the Property in conjunction with institutional advertising campaigns and allocate costs on a pro rata basis among the Properties being advertised (to the extent authorized by the Annual Business Plan). All inquiries for any leases or renewals or agreements for the rental of the Property or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager. Manager is hereby authorized to execute, deliver and renew residential tenant leases on behalf of Owner. Manager is authorized to utilize the services of apartment locator services and the fees of such services shall be operating expenses of the Property and, to the extent paid by Manager, reimbursable by Owner. Section 2.4 Manager's Standard of Care. Manager shall perform its duties under this Agreement in a manner consistent with professional property management services. In no event shall the scope or quality of services provided by Manager for the Property hereunder be less than those generally perfonned by professional property managers of similar properties in the market area where the Property is located. Manager shall make available to Owner the full benefit of the judgment, experience, and advice of the members and employees of Manager's organization with respect to the policies to be pursued by Owner in operating the Property, and will perfonn the services set forth herein and such other services as may be requested by Owner in managing, operating, maintaining and servicing the Property. ARTICLE 3 SERVICES TO BE PERFORMED BY MANAGER Section 3.1 Expense of Owner. All acts performed by Manager in the performance of its obligations under this Agreement shall be performed as an independent contractor of Owner, and all obligations or expenses incurred thereby, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this A1iicle 3, provided Owner shall be obligated to reimburse Manager only for the following: (a) Costs and Expenses. All costs and expenses incurred by Manager on behalf of Owner in connection with the management and operation of the Property, including but not limited to all compensation, including the cost of benefits, payable to the employees at the Property and identified in the Operating Budget and taxes and assessments payable in connection therewith and reasonable training, travel and expenses associated therewith, all marketing costs, all collection and lease enforcement costs, all maintenance and repair costs incurred in accordance with Section 3.5 hereof, all utilities and related services, all on-site overhead costs and all other costs reasonably incurred by Manager in the operation and management of the Property, excluding, however, all of Manager's general overhead costs, including without limitation, all expenses incurred at Manager's corporate headquarters and other Manager office sites other than the prope1iy management office located at the Property (i.e., office expenses, long distance phone calls, postage, copying, supplies, electronic data processing and accounting 3 expenses), general accounting and reporting expenses for services included among Manager's duties under the Agreement; and (b) Other. All sums otherwise due and payable by Owner as expenses of the Property authorized to be incurred by Manager under the terms of this Agreement and the Operating Budget, including compensation payable under Section 4.1 hereof to Manager for its services hereunder. Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Property, reduced, increased or emergency work load and the like including the property manager, business manager, assistant managers, leasing directors, or other administrative personnel, maintenance employees or maintenance supervisors whose wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent at the Property. A property manager or business manager at the Property and any other persons perfonning functions substantially similar to those of a business manager, including but not limited to assistant managers, leasing directors, leasing agents, sales directors, sales agents, bookkeepers, and other administrative and/or maintenance personnel perfom1 ing work at the site, and on-site maintenance personnel, shall not be considered executive employees of Manager. All reimbursable payments made by Manager hereunder shall be reimbursed from funds deposited in an account established pursuant to Section 5.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. In the performance of its duties as agent and manager of the Property, Manager shall act solely as an independent contractor of Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Property shall be the debts and liabilities of Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder. Section 3.2 Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for reasonable operating expenses in excess of gross receipts required to operate the Property upon written notice and demand from Manager within five days after receipt of written notice for payment thereof. Section 3.3 Employment of Personnel. Manager shall use its diligent efforts to investigate, hire, pay, supervise and discharge the personnel necessary to be employed by it to properly maintain, operate and lease the Prope1iy, including without limitation a property manager or business man ager at the Property. Such personnel shall in every instance be deemed agents or employees, as the case may be, of Manager. Owner has no right of supervision or direction of agents or employees of Manager whatsoever; however, Owner shall have the right to require the reassignment or termination of any employee. All Owner directives shall be communicated to Manager's senior level management employees. Manager and all personnel of Manager who handle or who are responsible for handling Owner's monies shall be bonded in favor of Owner. Manager agrees to obtain and keep in effect fidelity insurance in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). All reasonable salaries, wages and other compensation of personnel employed by Manager, including so-called fringe benefits, worker's compensation, medical and health insurance and the like, shall be deemed to be 4 reimbursabl e expenses of Manager. Manager may allow its employees who work at the Property and provide services to the Property after normal business hours, to reside at the Property for reduced rents (or rent fee as provided in the Operating Budget) in consideration of their benefit to Owner and the Property, provided such reduced rents are reflected in the Annual Business Plan. Section 3.4 Utility and Service Contracts. Manager shall, at Owner' s expense and in Owner' s name or in Manager's name as agent for Owner, enter into contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Manager to be necessary or advisable for the operation of the Property. Manager shall also, in Owner's name or in Manager's name as agent for Owner and at Owner's expense, place orders for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Property. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred by reason of this Section provided that such amounts are in accordance with the Operating Budget. Section 3.5 Maintenance and Repair of Property. Manager shall use diligent efforts to maintain, at Owner's expense, the buildings, appurtenances and grounds of the Property in good condition and repair, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be necessary or reasonably desirable taking into consideration the an1ount allocated therefor in the Annual Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item of repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Owner' s Representative, except, however, that emergency repairs immediately necessary for the preservation and safety of the Property or to avoid the suspension of any service to the Prope1ty or danger of injury to persons or damage to property may be made by Manager without the approval of Owner' s Representative. Owner shall not establish standards of maintenance and repair that violate or may violate any laws, rules, restrictions or regulations applicable to Manager or the Property or that expose Manager to risk of liability to tenants or other persons. Manager shall not be obligated by this Section to perform any Major Capital Improvements. Section 3.6 Supervision of Major Capital Improvements or Repairs. When requested by Owner in writing or as set forth in an Approved Business Plan, Manager or an affiliate thereof shall, at Owner' s expense and in Owner' s name or in Manager' s name as agent for Owner, supervise the installation and construction of all Major Capital Improvements to the Property where such work constitutes other than nonnal maintenance and repair, for additional compensation as set forth in a separate agreement. If Owner and Manager fail to reach an agreement for Manager' s additional compensation as provided in thi s Section 3.6, Owner may contract with a third party to supervise installation or construction of Major Capital Improvements. In such events, Manager may negotiate contracts with all necessary contractors, subcontractors, materialmen, suppliers, architects, and engineers on behalf of, and in the name of, Owner, and may compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Owner; provided only that Manager shall act in good faith and in the best interest of Owner at all times and Owner shall approve all contracts for such work. Manager will furnish or will cause to be furnished all personnel necessary for proper supervision of the work and may assign personnel located at the Property where such work is being performed to such 5 supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Manager under this Agreement). For the purposes of this Agreement, the term "Mai or Capital Improvements" shall mean work having an estimated cost of $25,000 or more. Owner acknowledges that Manager, or an affiliate of Manager, may bid on any such work, and that Manager, or an affiliate of Manager, may be selected to perform part or all of the work; provided that if Manager desires to select itself, or its affiliate to do any work, it shall first notify Owner of the terms upon which it, or its affiliate, proposes to contract for the work, and tenns upon which the independent contractors have offered to perform, and shall state the reasons for preferring itself, or its affiliate, over independent contractors and Owner shall have fifteen days to disapprove Manager, or its affiliate, and to request performance by an independent contractor. Only Owner shall have the power to compromise or settle any dispute or claim arising from work performed by Manager, or its affiliate; and it is expressly understood that the selection of Manager, or its affiliate, will not affect any fee or other compensation payable to Manager hereunder. Section 3.7 Insurance. (a) Owner Requirements. Owner agrees to maintain all forms of insurance required by law or by any loan requirements for the Property and as otherwise deemed by Owner to be reasonable and necessary to adequately protect Owner and Manager, including but not limited to public liability insurance, boiler insurance, fire and extended coverage insurance, and burglary and theft insurance. All insurance coverage shall be placed with such companies, in such amounts and with such beneficial interest appearing therein as shall be reasonably acceptable to Owner. Public liability insurance shall be maintained in such amounts as Owner detennines as commercially reasonable or as otherwise required by its lenders or investors, but in no case in an amount less than $5,000,000. Owner agrees to timely provide evidence of required insurance to Manager, and acknowledges that if evidence of insurance coverage is not timely furnished, Manager may, but shall not be obligated to, obtain such coverage on Owner' s behalf. Manager shall be named an additional insured on all Owner obtained insurance. (b) Manager Requirements. Manager agrees to maintain, at its own expense, public liability insurance in an amount not less than Two Million Dollars ($2,000,000) and all other forms of insurance required by law and as otherwise deemed by Owner and Manager to be reasonable and necessary to adequately protect Owner and Manager, including but not limited to workers compensation insurance, professional liability, employee practices, and fidelity insurance. Manager agrees to timely provide evidence of required insurance to Owner and to name Owner as an additional insured on appropriate policies. Manager shall use its diligent efforts to investigate and make a w1itten report to the insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage or destruction to the Prope1iy and the estimated cost of repair thereof, and shall prepare any and all reports for any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved. With the prior written approval of 6

Owner, Manager is authorized to settle any and all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and collection of monies (no approval by Owner shall be required for the settlement of claims of $5,000 or less). Manager is further authorized to contract for the maintenance and repair of any damage or casualty in accordance with Section 3.6 above. Manager shall receive as an additional fee for such services that fee designated in the loss adjustment as a general contractor's fee, provided that insurance proceeds that exceed the cost ofrepairing the damage or restoring the loss are available to pay such fees. In such event Manager shall be responsible for all costs incurred by Manager in adjusting such loss and contracting for repairs. (c) Loss or Liability Claims. Owner and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Manager or their respective subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Property or elsewhere as a result of the performance of this Agreement. Except for claims that are covered by the indemnity contained in Section 3.7(d) below, Owner agrees that Owner's insurance shall be primary without right of subrogation against Manager with respect to all claims, actions, damage, loss or liability in or about the Prope1iy. Nevertheless, in the event such insurance proceeds are insufficient to satisfy (or such insurance does not cover) the demand, claim, action, loss, liability or expense, Owner agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of excess liability. For purposes of this Section 3.7(c), any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds. (d) Indemnification. Notwithstanding anything contained in this Agreement to the contrary, Owner shall defend, indemnify, and hold hannless Manager and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors from and against all claims, demands, or legal proceedings (including expenses and reasonable attorney's fees incurred in connection with the defense of any such matter) (each a "Claim") that are brought against Manager arising out of the operation or management of the Project, except with respect to claims arising out of Manager's gross negligence or willful misconduct. Manager shall defend, indemnify, and hold harmless Owner and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors from all Claims arising out of the gross negligence or willful misconduct of Manager. The indemnification obligations under this Section 3. 7( d) shall survive termination of this Agreement. ( e) Acts of Tenants and Third Parties. In no event shall Manager have any liability to Owner or others for any acts of vandalism, trespass or criminal activity of any kind by tenants or third parties on or with respect to the Property and Owner's insurance shall be primary insurance without right of subrogation against Manager regarding claims arising out of or resulting from acts of vandalism, trespass or criminal activity. 7

Section 3.8 Collection of Monies. Manager shall use its diligent efforts to collect all rents and other charges due from tenants, users of garage spaces, carports, storage spaces (if any), commercial lessees (if any) and concessionaires (if any) in respect of the Property and otherwise due Owner with respect to the Property in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants, users, lessees or concessionaires or collectability of accounts receivable from any of the foregoing. Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner's expense, for the collection thereof, and for the dispossession of tenants and other persons from the Propeiiy or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel for any such matter. All monies collected by Manager shall be deposited in the separate bank account referred to in Section 5.2 herein. Section 3.9 Manager Disbursements. (a) Manager's Compensation and Reimbursements. From Gross Coll ections, Manager shall be authorized to retain and pay (1) Manager's compensation, together with all sales or other taxes (other than income) which Manager is obligated, presently or in the future, to collect and pay to the State or any other governmental authority with respect to the Property or employees at the Property, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied by appropriate authorities with respect to the Property which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon; and (4) amounts otherwise due and payable as operating expenses of the Property authorized to be incurred under the terms of this Agreement. (b) Debt Service. The provisions of this Section 3.9 regarding disbursements shall include the payment of debt. service related to any mortgages of the Property, unless otherwise instructed in writing by Owner. (c) Third Parties. All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Property shall be the responsibility of Owner and not Manager. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager. Manager is not obligated to advance any funds. If at any time there is not sufficient cash in the account available to Manager pursuant to Section 5.2 with which to promptly pay the bills due and owing, Manager will request that the necessary additional funds be deposited by Owner in an amount sufficient to meet the shortfall. Owner will deposit the additional funds requested by Manager within five days. (d) Other Provisions. The prov1s10ns of this Section 3.9 regarding reimbursements to Manager shall not limit Manager' s rights under any other provision of this Agreement. 8

Section 3.10 Use and Maintenance of Premises. Manager agrees that it will not knowingly permit the use of the Property for any purpose that might void any insurance policy held by Owner or that might render any loss thereunder uncollectible, or that would be in violation of Governmental Requirements, or any covenant or restriction of any lease of the Property. Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases. All costs of correcting or complying with, and all fines payable in connection with, all orders or violations affecting the Prope1iy placed thereon by any governmental authority or Board of Fire Underwriters or other similar body shall be at the cost and expense of Owner. Section 3.1 l Annual Business Plan. (a) Submission. No later than 60 days prior to the end of each Fiscal Year during the term of this Agreement, or such earlier date as reasonably requested by Owner, its lenders or investors, Manager shall prepare and submit to Owner for Owner's approval, an Annual Business Plan for the promotion, leasing, operations, repair and maintenance of the Property for the succeeding Fiscal Year during which this Agreement is to remain in effect (the "Annual Business Plan"). The Annual Business Plan shall include a detailed budget of projected income and expenses for the Property for such Fiscal Year (the "Operating Budget") and a detailed budget of projected capital improvements for the Property for such Fiscal Year (the "Capital Budget"). (b) Approval. Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall approve the proposed Annual Business Plan within 20 days of its submission to Owner, or as soon thereafter as commercially practicable. To be effective, any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail to individual line items. If Owner fails to provide an effective notice disapproving a proposed Annual Business Plan within such 20-day period, the proposed Annual Business Plan shall be deemed to be approved. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the income and expenses of the Property for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee, wananty or representation whatsoever in connection with the Operating Budget. (c) Revision. Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision shall be submitted to Owner for approval, which approval shall not be unreasonably withheld, delayed or conditioned. (d) Implementation. Manager agrees to use diligence and to employ all reasonable eff01is to ensure that the actual costs of maintaining and operating the Property shall not exceed the Operating Budget either in total or in any one accounting category. Any expense causing or likely to cause a variance of greater than ten percent (10%) or $25,000, whichever is greater, in any one accounting category for the current month cumulative year-to-date total shall be promptly explained to Owner by Manager in the next operating statement submitted by Manager to Owner. 9

Section 3.12 **Records, Reporting.** Manager shall maintain at the regular business office of Manager or at such other address as Manager shall advise Owner in writing, separate books and journals and orderly files, containing rental records, insurance policies, leases, correspondence, receipts, bills and vouchers, and all other documents and papers pertaining directly to the Property and the operation thereof. All corporate statements, receipts, invoices, checks, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from the operation or management of the Property shall be and remain the property of Owner and the Owner shall have the right to inspect such records at any reasonable time upon prior notice; Manager shall have the right to request and maintain copies of all such matters, at Manager's cost and expense, at all reasonable times during the term of this Agreement, and for a reasonable time thereafter not to exceed three years. All on-site records, including leases, rent rolls, and other related documents shall remain at the respective Property for which such records are maintained as the property of Owner.

Section 3.13 **Financial Reports.**

(a) **Monthly Reports**. On or before the fifteenth (15th) day of each month during the term of this Agreement, Manager shall deliver or cause to be delivered to Owner's Representative a statement of cash flow for the Property (on a cash and not an accrual basis) for the preceding calendar month. All notices from any mortgagee claiming any default in any mortgage on the Property, and any other notice from any mortgagee not of a routine nature, shall be promptly delivered by Manager to Owner's Representative.

(b) **Annual Reports**. Within 45 days after the end of each Fiscal Year, Manager shall deliver to Owner's Representative a statement of cash flow showing the results of operations for the Fiscal Year or portion thereof during which the provisions of this Agreement were in effect.

(c) **Employee Files**. Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel.

Section 3.14 **Compliance with Governmental Requirements.** Manager shall comply with all laws, ordinances and regulations relating to the management, leasing and occupancy of the Property, including any regulatory or use agreements. Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Property currently complies with applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over the Properties or the requirements of the Board of Fire Underwriters or other similar bodies (collectively, "**Governmental Requirements**"). Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by the State or any governmental entities in connection with Manager's compensation. If Manager discovers that the Property does not comply with any Governmental Requirements, Manager shall take such action as may be reasonably necessary to bring the Property into compliance with such Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly

10

institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with and Owner agrees to indemnify and hold Manager harmless for taking such actions and to promptly reimburse Manager for expenses incurred thereby. Manager shall promptly, and in no event later than 72 hours from the time of receipt, notify Owner' s Representative in writing of all such orders or notices. Manager shall not be liable for any effort or judgment or for any mistake of fact or of law, or for anything that it may do or refrain from doing, except in cases of willful misconduct or gross negligence of Manager. ARTICLE 4 MANAGER'S COMPENSATION, TERM Section 4.1 Fees Paid to Manager. Commencing on the date hereof, Owner shall pay to Manager a fee (the "Management Fee"), payable monthly in arrears, in an amount equal to Three Percent (3.0%) of Gross Collections for such month. The Management Fee shall not be subject to off-sets and charges unless agreed upon by the parties. Pass-Through Amounts shall be collected monthly by Manager, as applicable. Section 4.2 Term. This Agreement shall commence on the Effective Date, and shall thereafter continue for a period of one (1) year from the Effective Date, unless otherwise terminated as provided herein. Thereafter, if neither party gives written notice to the other at least 60 days prior to the expiration date hereof that this Agreement is to terminate, then this Agreement shall be automatically renewed on a month-to-month basis. Section 4.3 Termination Rights. Notwithstanding anything that may be contained herein to the contrary, Owner may terminate this Agreement at any time by giving Manager thirty (30) days written notice thereof upon a determination of gross negligence, willful misconduct or bad acts of Manager or any of its employees. If Owner or Manager shall materially breach its obligations hereunder, and such breach remains uncured for a period of 30 days after written notification of such breach, the party not in breach hereunder may terminate this Agreement by giving written notice to the other. Any notice given pursuant to this Article 4, shall be sent by certified mail. Section 4.4 Duties on Termination. Upon any tennination of this Agreement as contemplated in Section 4.4, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of te1mination. Within 30 days after any termination, Manager shall deliver to Owner's Representative, the report required by Section 3.13(a) for any period not covered by such a report at time of termination, and within 30 days after any such termination, Manager shall deliver to Owner' s Representative, as required by Section 3. l 3(b), the statement of cash fl ow for the Fiscal Year or portion thereof ending on the date of termination. In addition, upon termination of this Agreement for any reason, Manager will submit to Owner within 30 days after termination any reports required hereunder, all of the cash and bank accounts of the Property, including, without limitation, the Security Deposit Account, investments and records. Manager will, within 30 days after termination, turn over to Owner all copies of all books and records kept for the Prope1iy. If Manager desires to retain records of the Prope1iy, Manager must reproduce them at its own expense. 11

ARTICLE 5 PROCEDURES FOR HANDLING RECEIPTS AND OPERATING CAPITAL Section 5.1 Security Deposits. Manager shall collect, deposit, hold, disburse and pay security deposits as required by applicable State law and all other applicable laws, and in accordance with the terms of each tenant's lease. The amount of each security deposit will be specified in the tenant's lease. Security deposits shall be deposited into a separate non-interest bearing account unless otherwise required by law (the "Security Deposit Account") at a Depository selected by Manager and approved by Owner. The Security Deposit Account shall be established in the name of Manager and held separate from all other of Manager's funds and accounts, unless Owner informs Manager, in writing that it intends to hold the Security Deposit Account. If such account is held by Manager, only representatives of Manager will be signatories to this account. To the extent possible, the Security Deposit Account shall be fully insured by the Federal Deposit Insurance Corporation (FDIC). Owner agrees to indemnify and hold harmless Manager, and Manager's representatives, officers, directors and employees for any loss or liability with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of tenant leases and applicable laws. Section 5.2 Separation of Owner's Monies. Manager shall deliver all collected rents, charges and other amounts received in connection with the management and operation of the Property (except for tenants' security deposits, which will be handled as specified in this Agreement) to a Depository selected by Manager and approved by Owner. Section 5.3 Depository Accounts. Except to the extent that Manager has not complied with its obligations under Sections 2.4 and 5.2, Owner and Manager agree that Manager shall have no liability fo r loss of funds of Owner contained in the bank accounts for the Property maintained by Owner or Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question. Section 5.4 Working Capital. In addition to the funds derived from the operation of the Prope1iy, Owner shall furnish and maintain in the operating accounts of the Prope1iy such other funds as may be necessary to discharge financial commitments required to efficiently operate the Prope1iy and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Property. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents on request. Owner agrees to reimburse Manager upon demand for money paid or property contributed in connection with the Property and this Agreement. Section 5.5 Authorized Signatures. Any persons from time to time designated by Manager shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements pursuant to the tenn s of this Agreement from such accounts. Funds may be withdrawn from all bank accounts established by 12

Manager, in accordance with this Article 5, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder. ARTICLE 6 MISCELLANEOUS Section 6.1 Assignment. Upon 30 days written notification, Owner may assign its rights and obligations to any successor in title to the Property and upon such assignment shall be relieved of all liability accruing after the effective date of such assignment. This Agreement may not be assigned or delegated by Manager without the prior written consent of Owner, which Owner may withhold in its sole discretion. Any unauthorized assignment shall be null and void ab initio, and shall not in any event release Manager from any liabilities hereunder. Section 6.2 Notices. All notices required or pennitted by this Agreement shall be in w1iting and shall be sent by registered or certified mail, addressed in the case of Owner to SIR Tapestry Park, LLC, 18100 Von Karman A venue, Suite 500, Irvine, CA 92612, Attention: Kevin Keating; and in the case of Manager to Steadfast Management Company, Inc., 18 100 Von Karman Avenue, Suite 500, Irvine, CA 92612, Attention: Christopher Hilbert, or to such other address as shall, from time to time, have been designated by written notice by either party given to the other party as herein provided. Section 6.3 Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto. Section 6.4 No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part. Section 6.5 No Third Party Beneficiary. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that such insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt pruty hereunder ( or so many of such rights as the other party shall elect to void). Section 6.6 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby. Section 6.7 Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular 13 and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement. Section 6.8 Attorneys' Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith. Section 6.9 Signs. Manager shall have the right to place signs on the Property in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Property. Section 6.10 Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination. Section 6.11 Governing Law. This Agreement shall be construed under and in accordance with the laws of the State and is fully performable with respect to the Property in the county in which the Property is located. Section 6. 12 Competitive Properties. Manager may, individually or with others, engage or possess an interest in any other project or venture of every nature and description, including but not limited to, the ownership, financing, leasing, operation, management, brokerage and sale of real estate projects including apartment projects other than the Properiy, whether or not such other venture or projects are competitive with the Property and Owner shall not have any claim as to such project or venture or to the income or profits derived therefrom. Section 6.13 Set Off. Without prej udice to Manager's right to terminate this Agreement in accordance with the terms of this Agreement, Manager may at any time and without notice to Owner, set off or transfer any sums held by Manager for or on behalf of Owner in the accounts ( other than the Security Deposit Account) maintained pursuant to this Agreement in or towards satisfaction of any of Owner's liabilities to Manager in respect of any sums due to Manager under this Agreement. Section 6.14 Notice of Default. Manager shall not be deemed in default under this Agreement, and Owner's right to terminate Manager as a result of such default shall not accrue, until Owner has delivered written notice of default to Manager and Manager has failed to cure same within 30 days from the date ofreceipt of such notice. Section 6.15 Counterparts. This Agreement may be executed m two or more counterparts, each of which shall be deemed to be an original. [Signatures appear on following page.] 14

This Property Management Agreement is hereby executed by duly authorized representatives of the parties hereto as of the Effective Date. OWNER: SIR TAPES TRY PARK, LLC, a Delaware limited liability company By: come Advisor, LLC, its Manager By:~ ___dLf_ R__ MANAGER: STEADFAST MANAGEMENT COMP ANY, INC., ~:~;~-- Williamc.oii,vic; President 15

EXHIBIT A ESTIMATED PASS-THROUGH AMOUNTS Benefits Administration 3.0% of total employee costs IT Infrastructure, Licenses and Support At cost and expense Marketing/Training/Continuing Educations $20.00 p.u.p.y. 16

EXHIBIT B THE PROPERTY Tapestry Park is located at 801 Montclair Road, Birmingham, Alabama, m the County of Jefferson, and described as follows: The Property is comprised of 6 rental buildings with 223 units. Site amenities include clubhouse with library and internet cafe, grand lawn with Bocce ball court, pool, fitness center, and carwash. It is situated on 15.9 acres and it was built in 2013. 17

PROPERTY MANAGEMENT AGREEMENT THIS PROPERTY MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of July 28, 2014 (the "Effective Date"), by and between ARLINGTON MONTCLAIR II, LLC, an Alabama limited liability company ("Owner"), and STEADFAST MANAGEMENT COMP ANY, INC., a California corporation ("Manager"). ARTICLE 1 DEFINITIONS Section 1.1 Defmitions. The following terms shall have the following meanings when used in this Agreement: "Agreement" has the meaning given in the introductory paragraph. "Annual Business Plan" has the meaning given in Section 3.1 l(a). "Depository" means such bank or federally-insured or other financial institution as Owner shall designate in writing. "Effective Date" has the meaning given in the introductory paragraph. "Fiscal Year" means the calendar year beginning January I and ending December 31 of each calendar year, or such other fiscal year as determined by Owner and of which Manager is notified in writing; provided that the first Fiscal Year of this Agreement shall be the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date occurs. "Governmental Requirements" has the meaning given in Section 3.14. "Gross Collections" means all amounts actually collected as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in the Property and concessionaires (if any) in respect of the Property, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin-operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at the Property; excluding, however, all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruptions insurance), abatement of taxes, franchise fees, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies. "Hazardous Materials" means any material defined as a hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, or any state or local statute regulating the storage, release, transportation or other disposition of hazardous material, as any of those laws may have been amended to the date hereof, and the administrative regulations promulgated thereunder prior to the date hereof, and, whether or not defined as hazardous substances under the foregoing Governmental Requirements, petroleum products (other than petroleum products used in I accordance with Governmental Requirements by Owner or its tenants in the usual and ordinary course of their activities), PCBs and radon gas. "Management Fee" has the meaning given in Section 4.1. "Manager" has the meaning given in the introductory paragraph. "Operating Budget" has the meaning given in Section 3.1 l(a). "Owner" has the meaning given in the introductory paragraph. "Owner's Representative" has the meaning given in Section 2.2. "Pass-Through Amounts" means fees and/or reimbursements for services provided to the Property but not covered by the Management Fee, as described in Exhibit A attached hereto and made a part hereof. "Property" means the multifamily apartment project listed and described on Exhibit B attached hereto and made a part hereof. "Security Deposit Account" has the meaning given in Section 5 .1. "State" means the state in which the Property is located. ARTICLE2 APPOINTMENT OF AGENCY AND RENTAL RESPONSIBILITY Section 2.1 Appointment. Owner hereby appoints Manager and Manager hereby accepts appointment as the sole and exclusive leasing agent and manager of the Property on the terms and conditions set forth herein. Owner warrants and represents to Manager that Owner owns fee simple title to the Property with all requisite authority to hereby appoint Manager and to enter into this Agreement. Section 2.2 Owner's Representative. Owner shall from time to time designate one or more persons to serve as Owner's representative ("Owner's Representative") in all dealings with Manager hereunder. Whenever the approval, consent or other action of Owner is called for hereunder, such approval, consent or action shall be binding on Owner if specified in writing and signed by Owner's Representative. The initial Owner's Representative shall be David G. Ellis. Any Owner's Representative may be changed at the discretion of Owner, at any time, and shall be effective upon Manager's receipt of written notice identifying the new Owner's Representative. Section 2.3 Leasing. Manager shall perform all promotional, leasing and management activities required to lease apartment units in the Property. Throughout the term of this Agreement, Manager shall use its diligent efforts to lease apartment units in the Property. Manager shall advertise the Property, prepare and secure advertising signs, space plans, circulars, marketing brochures and other forms of advertising. Owner hereby authorizes Manager pursuant to the terms of this Agreement to advertise the Property in conjunction with institutional {10426691.2) 2 advertising campaigns and allocate costs on a pro rata basis among the Properties being advertised (to the extent authorized by the Annual Business Plan). All inquiries for any leases or renewals or agreements for the rental of the Property or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager. Manager is hereby authorized to execute, deliver and renew residential tenant leases on behalf of Owner. Section 2.4 Manager's Standard of Care. Manager shall perform its duties under this Agreement in a manner consistent with professional property management services. In no event shall the scope or quality of services provided by Manager for the Property hereunder be less than those generally performed by professional property managers of similar properties in the market area where the Property is located. Manager shall make available to Owner the full benefit of the judgment, experience, and advice of the members and employees of Manager's organization with respect to the policies to be pursued by Owner in operating the Property, and will perform the services set forth herein and such other services as may be requested by Owner in managing, operating, maintaining and servicing the Property. Section 2.5 Property. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that, as of the Effective Date, portions of the Property remain under construction and, accordingly, with respect to any building within the Property for which a temporary certificate of occupancy has NOT yet been obtained, the only obligations or duties of Manager under this Agreement with respect thereto shall be pre-leasing and leasing activities. ARTICLE3 SERVICES TO BE PERFORMED BY MANAGER Section 3.1 Expense of Owner. All acts performed by Manager in the performance of its obligations under this Agreement shall be performed as an independent contractor of Owner, and all obligations or expenses incurred thereby, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article 3, provided Owner shall be obligated to reimburse Manager only for the following: (a) Costs and Expenses. All costs and expenses incurred by Manager on behalf of Owner in connection with the management and operation of the Property, including but not limited to all compensation, including the cost of benefits, payable to the employees at the Property and identified in the Operating Budget and taxes and assessments payable in connection therewith and reasonable training, travel and expenses associated therewith, all marketing costs, all collection and lease enforcement costs, all maintenance and repair costs incurred in accordance with Section 3.5 hereof, all utilities and related services, all on-site overhead costs and all other costs reasonably incurred by Manager in the operation and management of the Property, excluding, however, all of Manager's general overhead costs, including without limitation, all expenses incurred at Manager's corporate headquarters and other Manager office sites other than the property management office located at the Property (i.e., office expenses, long distance phone calls, postage, copying, supplies, electronic data processing and accounting expenses), general accounting and reporting expenses for services included among Manager's duties under the Agreement; and {10426691.2) 3

(b) Other. All sums otherwise due and payable by Owner as expenses of the Property authorized to be incurred by Manager under the terms of this Agreement and the Operating Budget, including compensation payable under Section 4.1 hereof to Manager for its services hereunder. Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Property, reduced, increased or emergency work load and the like including the property manager, business manager, assistant managers, leasing directors, or other administrative personnel, maintenance employees or maintenance supervisors whose wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent at the Property. A property manager or business manager at the Property and any other persons performing functions substantially similar to those of a business manager, including but not limited to assistant managers, leasing directors, leasing agents, sales directors, sales agents, bookkeepers, and other administrative and/or maintenance personnel performing work at the site, and on-site maintenance personnel, shall not be considered executive employees of Manager. All reimbursable payments made by Manager hereunder shall be reimbursed from funds deposited in an account established pursuant to Section 5.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. In the performance of its duties as agent and manager of the Property, Manager shall act solely as an independent contractor of Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Property shall be the debts and liabilities of Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder. Section 3.2 Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for reasonable operating expenses in excess of gross receipts required to operate the Property upon written notice and demand from Manager within five days after receipt of written notice for payment thereof. Section 3 .3 Employment of Personnel. Manager shall use its diligent efforts to investigate, hire, pay, supervise and discharge the personnel necessary to be employed by it to properly maintain, operate and lease the Property, including without limitation a property manager or business manager at the Property. Such personnel shall in every instance be deemed agents or employees, as the case may be, of Manager. Owner has no right of supervision or direction of agents or employees of Manager whatsoever; however, Owner shall have the right to require the reassignment or termination of any employee. All Owner directives shall be communicated to Manager's senior level management employees. Manager and all personnel of Manager who handle or who are responsible for handling Owner's monies shall be bonded in favor of Owner. Manager agrees to obtain and keep in effect fidelity insurance in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). All reasonable salaries, wages and other compensation of personnel employed by Manager, including so-called fringe benefits, worker's compensation, medical and health insurance and the like, shall be deemed to be reimbursable expenses of Manager. Manager may allow its employees who work at the Property and provide services to the Property after normal business hours, to reside at the Property for reduced rents (or rent fee as provided in the Operating Budget) in consideration of their benefit {10426691.2} 4 to Owner and the Property, provided such reduced rents are reflected in the Annual Business Plan. Section 3.4 Utility and Service Contracts. Manager shall, at Owner's expense and in Owner's name or in Manager's name as agent for Owner, enter into contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Manager to be necessary or advisable for the operation of the Property. Manager shall also, in Owner's name or in Manager's name as agent for Owner and at Owner's expense, place orders for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Property. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred by reason of this Section provided that such amounts are in accordance with the Operating Budget. Section 3.5 Maintenance and Repair of Property. Manager shall use diligent efforts to maintain, at Owner's expense, the buildings, appurtenances and grounds of the Property in good condition and repair, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be necessary or reasonably desirable taking into consideration the amount allocated therefor in the Ammal Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item of repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Owner's Representative, except, however, that emergency repairs immediately necessary for the preservation and safety of the Property or to avoid the suspension of any service to the Property or danger of injury to persons or damage to property may be made by Manager without the approval of Owner's Representative. Owner shall not establish standards of maintenance and repair that violate or may violate any laws, rules, restrictions or regulations applicable to Manager or the Property or that expose Manager to risk ofliability to tenants or other persons. Section 3.6 Supervision of Major Capital Improvements or Repairs. Intentionally omitted. Section 3. 7 Insurance. (a) Owner Requirements. Owner agrees to maintain all forms of insurance required by law or by any loan requirements for the Property and as otherwise deemed by Owner to be reasonable and necessary to adequately protect Owner and Manager, including but not limited to public liability insurance, boiler insurance, fire and extended coverage insurance, and burglary and theft insurance. All insurance coverage shall be placed with such companies, in such amounts and with such beneficial interest appearing therein as shall be reasonably acceptable to Owner. Public liability insurance shall be maintained in such amounts as Owner determines as commercially reasonable or as otherwise required by its lenders or investors, but in no case in an amount less than $5,000,000. Owner agrees to timely provide evidence of required insurance to Manager, and acknowledges that if evidence of insurance coverage is not timely furnished, Manager may, but shall not be obligated to, obtain such coverage on Owner's behalf. Manager shall be named an additional insured on all Owner obtained insurance. {10426691.2} 5

(b) Manager Requirements. Manager agrees to maintain, at its own expense, public liability insurance in an amount not less than Two Million Dollars ($2,000,000) and all other forms of insurance required by law and as otherwise deemed by Owner and Manager to be reasonable and necessary to adequately protect Owner and Manager, including but not limited to workers compensation insurance, professional liability, employee practices, and fidelity insurance. Manager agrees to timely provide evidence of required insurance to Owner and to name Owner as an additional insured on appropriate policies. Manager shall use its diligent efforts to investigate and make a written report to the insurance company as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage or destruction to the Property and the estimated cost of repair thereof, and shall prepare any and all reports for any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved. With the prior written approval of Owner, Manager is authorized to settle any and all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and collection of monies (no approval by Owner shall be required for the settlement of claims of $5,000 or less). ( c) Loss or Liability Claims. Owner and Manager mutually agree for the benefit of each other to look only to the appropriate insurance coverages in effect pursuant to this Agreement in the event any demand, claim, action, damage, loss, liability or expense occurs as a result of injury to person or damage to property, regardless whether any such demand, claim, action, damage, loss, liability or expense is caused or contributed to, by or results from the negligence of Owner or Manager or their respective subsidiaries, affiliates, employees, directors, officers, agents or independent contractors and regardless whether the injury to person or damage to property occurs in and about the Property or elsewhere as a result of the performance of this Agreement. Except for claims that are covered by the indemnity contained in Section 3.7(d) below, Owner agrees that Owner's insurance shall be primary without right of subrogation against Manager with respect to all claims, actions, damage, loss or liability in or about the Property. Nevertheless, in the event such insurance proceeds are insufficient to satisfy ( or such insurance does not cover) the demand, claim, action, loss, liability or expense, Owner agrees, at its expense, to indemnify and hold Manager and its subsidiaries, affiliates, officers, directors, employees, agents or independent contractors harmless to the extent of excess liability. For purposes of this Section 3.7(c), any deductible amount under any policy of insurance shall not be deemed to be included as part of collectible insurance proceeds. ( d) Indemnification. Notwithstanding anything contained in this Agreement to the contrary, Owner shall defend, indemnify, and hold harmless Manager and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors from and against all claims, demands, or legal proceedings (including expenses and reasonable attorney's fees incurred in connection with the defense of any such matter) (each a "Claim") that are brought against Manager arising out of the operation or management of the Project, except with respect to claims arising out of Manager's gross negligence or willful misconduct. Manager shall defend, indemnify, and hold harmless Owner and its representative subsidiaries, affiliates, officers, directors, employees, agents or independent contractors from all Claims arising out of the gross negligence or willful misconduct of Manager. The {10426691.2) 6 indemnification obligations under this Section 3.7(d) shall survive termination of this Agreement. (e) Acts of Tenants and Third Parties. In no event shall Manager have any liability to Owner or others for any acts of vandalism, trespass or criminal activity of any kind by tenants or third parties on or with respect to the Property and Owner's insurance shall be primary insurance without right of subrogation against Manager regarding claims arising out of or resulting from acts of vandalism, trespass or criminal activity. Section 3.8 Collection of Monies. Manager shall use its diligent efforts to collect all rents and other charges due from tenants, users of garage spaces, carports, storage spaces (if any), commercial lessees (if any) and concessionaires (if any) in respect of the Property and otherwise due Owner with respect to the Property in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants, users, lessees or concessionaires or collectability of accounts receivable from any of the foregoing. Owner authorizes Manager to request, demand, collect, receive and receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner's expense, for the collection thereof, and for the dispossession of tenants and other persons from the Property or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel for any such matter. All monies collected by Manager shall be deposited in the separate bank account referred to in Section 5 .2 herein. Section 3.9 Manager Disbursements. (a) Manager's Compensation and Reimbursements. From Gross Collections, Manager shall be authorized to retain and pay (1) Manager's compensation, together with all sales or other taxes (other than income) which Manager is obligated, presently or in the future, to collect and pay to the State or any other governmental authority with respect to the Property or employees at the Property, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied by appropriate authorities with respect to the Property which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon; and (4) amounts otherwise due and payable as operating expenses of the Property authorized to be incurred under the terms of this Agreement. (b) Debt Service. The provisions of this Section 3.9 regarding disbursements shall include the payment of debt service related to any mortgages of the Property, unless otherwise instructed in writing by Owner. ( c) Third Parties. All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Property shall be the responsibility of Owner and not Manager. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager. Manager is not obligated to advance any funds. If at any time there is not sufficient cash in the account available to Manager pursuant to Section 5.2 with which to promptly pay the bills due and owing, Manager will {10426691.2) 7 request that the necessary additional funds be deposited by Owner in an amount sufficient to meet the shortfall. Owner will deposit the additional funds requested by Manager within five days. (d) Other Provisions. The proVIs10ns of this Section 3.9 regarding reimbursements to Manager shall not limit Manager's rights under any other provision of this Agreement. Section 3.10 Use and Maintenance of Premises. Manager agrees that it will not knowingly permit the use of the Property for any purpose that might void any insurance policy held by Owner or that might render any loss thereunder uncollectible, or that would be in violation of Govermnental Requirements, or any covenant or restriction of any lease of the Property. Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases. All costs of correcting or complying with, and all fines payable in connection with, all orders or violations affecting the Property placed thereon by any govermnental authority or Board of Fire Underwriters or other similar body shall be at the cost and expense of Owner. Section 3 .11 Annual Business Plan. (a) Submission. Within 30 days after reasonable request of Owner, Manager shall prepare and submit to Owner for Owner's approval, an Annual Business Plan for the promotion, leasing, operations, repair and maintenance of the Property for the Term (as defined below) (the "Annual Business Plan"). The Annual Business Plan shall include a detailed budget of projected income and expenses for the Property for such period (the "Operating Budget"). (b) Approval. Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall approve the proposed Annual Business Plan within 1O days of its submission to Owner, or as soon thereafter as commercially practicable. To be effective, any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail to individual line items. If Owner fails to provide an effective notice disapproving a proposed Annual Business Plan within such 10-day period, the proposed Annual Business Plan shall be deemed to be approved. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the income and expenses of the Property for the applicable period.. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget. (c) Revision. Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision shall be submitted to Owner for approval, which approval shall not be unreasonably withheld, delayed or conditioned. ( d) Implementation. Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Property shall not exceed the Operating Budget either in total or in any one accounting category. Any expense {10426691.2) 8 causing or likely to cause a variance of greater than ten percent (10%) or $25,000, whichever is greater, in any one accounting category for the current month cumulative year-to-date total shall be promptly explained to Owner by Manager in the next operating statement submitted by Manager to Owner. Section 3 .12 Records. Reporting. Manager shall maintain at the regular business office of Manager or at such other address as Manager shall advise Owner in writing, separate books and journals and orderly files, containing rental records, insurance policies, leases, correspondence, receipts, bills and vouchers, and all other documents and papers pertaining directly to the Property and the operation thereof. All corporate statements, receipts, invoices, checks, leases, contracts, worksheets, financial statements, books and records, and all other instruments and documents relating to or arising from the operation or management of the Property shall be and remain the property of Owner and the Owner shall have the right to inspect such records at any reasonable time upon prior notice; Manager shall have the right to request and maintain copies of all such matters, at Manager's cost and expense, at all reasonable times during the term of this Agreement, and for a reasonable time thereafter not to exceed three years. All on-site records, including leases, rent rolls, and other related documents shall remain at the respective Property for which such records are maintained as the property of Owner. Section 3 .13 Financial Reports. (a) Monthly Reports. On or before the fifteenth (15th) day of each month during the term of this Agreement, Manager shall deliver or cause to be delivered to Owner's Representative the following reports for the preceding calendar month: general ledger detail report, rent roll reflecting all tenant charges, security deposit reconciliation report, cash receipts journal, cash disbursements journal, tenant receivable and accounts payable aging as of the last day of the month, and bank reconciliations and bank statements for the accounts pursuant to Sections 5.1 and 5.2. All notices from any mortgagee claiming any default in any mortgage on the Property, and any other notice from any mortgagee not of a routine nature, shall be promptly delivered by Manager to Owner's Representative. (b) Employee Files. Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel. Section 3.14 Compliance with Governmental Requirements. Manager shall comply with all laws, ordinances and regulations relating to the management, leasing and occupancy of the Property, including any regulatory or use agreements. Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Property currently complies with applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over the Properties or the requirements of the Board of Fire Underwriters or other similar bodies (collectively, "Governmental Requirements"). Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by the State or any governmental entities in connection with Manager's compensation. If Manager discovers that the Property does not comply with any Governmental Requirements, Manager shall take such action as may be reasonably necessary to bring the Property into compliance with such {10426691.2) 9

Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with and Owner agrees to indemnify and hold Manager harmless for taking such actions and to promptly reimburse Manager for expenses incurred thereby. Manager shall promptly, and in no event later than 72 hours from the time of receipt, notify Owner’s Representative in writing of all such orders or notices. Manager shall not be liable for any effort or judgment or for any mistake of fact or of law, or for anything that it may do or refrain from doing, except in cases of willful misconduct or gross negligence of Manager. ARTICLE 4 MANAGER’S COMPENSATION, TERM Section 4.1 Fees Paid to Manager. Commencing on the date hereof, Owner shall pay to Manager a fee (the “Management Fee”), payable monthly in arrears, in an amount equal to Two and One Half Percent (2.5%) of Gross Collections for such month with a minimum fee of $1,000.00/month. The Management Fee shall not be subject to off-sets and charges unless agreed upon by the parties. Pass-Through Amounts shall be collected monthly by Manager, as applicable. Section 4.2 Term. This Agreement shall commence on the Effective Date, and shall thereafter continue for a period of six (6) months from the Effective Date (the “Term”), unless otherwise terminated as provided herein. Thereafter, if neither party gives written notice to the other at least 60 days prior to the expiration date hereof that this Agreement is to terminate, then this Agreement shall be automatically renewed on a month-to-month basis. Section 4.3 Termination Rights. Notwithstanding anything that may be contained herein to the contrary, Owner may terminate this Agreement at any time by giving Manager thirty (30) days written notice thereof upon a determination of gross negligence, willful misconduct or bad acts of Manager or any of its employees, and this Agreement shall terminate immediately upon any sale of the Property to Steadfast Asset Holdings, Inc., SIR Tapestry Park, LLC or any affiliate of either. If Owner or Manager shall materially breach its obligations hereunder, and such breach remains uncured for a period of 30 days after written notification of such breach, the party not in breach hereunder may terminate this Agreement by giving written notice to the other. Any notice given pursuant to this Article 4, shall be sent by certified mail. Section 4.4 Duties on Termination. Upon any termination of this Agreement as contemplated in Section 4.3, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of termination. Within 30 days after any termination, Manager shall deliver to Owner’s Representative, the reports required by Section 3.13(a) for any period not covered by such a report at time of termination. In addition, upon termination of this Agreement for any reason, Manager will submit to Owner within 30 days after termination any reports required hereunder, all of the cash and bank accounts of the Property, including, without limitation, the Security Deposit Account, investments and records. {10426691.2} 10

Manager will, within 30 days after termination, tum over to Owner all copies of all books and records kept for the Property. If Manager desires to retain records of the Property, Manager must reproduce them at its own expense. ARTICLES PROCEDURES FOR HANDLING RECEIPTS AND OPERATING CAPITAL Section 5.1 Security Deposits. Manager shall collect, deposit, hold, disburse and pay security deposits as required by applicable State law and all other applicable laws, and in accordance with the terms of each tenant's lease. The amount of each security deposit will be specified in the tenant's lease. Security deposits shall be deposited into a separate non-interest bearing account unless otherwise required by law (the "Security Deposit Account") at a Depository selected by Manager and approved by Owner. The Security Deposit Account shall be established in the name of Manager and held separate from all other of Manager's funds and accounts, unless Owner informs Manager, in writing that it intends to hold the Security Deposit Account. If such account is held by Manager, only representatives of Manager will be signatories to this account. To the extent possible, the Security Deposit Account shall be fully insured by the Federal Deposit Insurance Corporation (FDIC). Owner agrees to indemnify and hold harmless Manager, and Manager's representatives, officers, directors and employees for any loss or liability with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of tenant leases and applicable laws. Section 5.2 Separation of Owner's Monies. Manager shall deliver all collected rents, charges and other amounts received in connection with the management and operation of the Property (except for tenants' security deposits, which will be handled as specified in this Agreement) to a Depository selected by Manager and approved by Owner. Section 5 .3 Depository Accounts. Except to the extent that Manager has not complied with its obligations under Sections 2.4 and 5.2, Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Property maintained by Owner or Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question. Section 5.4 Working Capital. In addition to the funds derived from the operation of the Property, Owner shall furnish and maintain in the operating accounts of the Property such other funds as may be necessary to discharge financial commitments required to efficiently operate the Property and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Property. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents on request. Owner agrees to reimburse Manager upon demand for money paid or property contributed in connection with the Property and this Agreement. {10426691.2) 11

Section 5.5 Authorized Signatures. Any persons from time to time designated by Manager shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements pursuant to the terms of this Agreement from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article 5, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder. ARTICLE6 MISCELLANEOUS Section 6.1 Assignment. Upon 30 days written notification, Owner may assign its rights and obligations to any successor in title to the Property and upon such assignment shall be relieved of all liability accruing after the effective date of such assignment. This Agreement may not be assigned or delegated by Manager without the prior written consent of Owner, which Owner may withhold in its sole discretion. Any unauthorized assignment shall be null and void ab initio, and shall not in any event release Manager from any liabilities hereunder. Section 6.2 Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by registered or certified mail, addressed in the case of Owner to Arlington Montclair II, LLC, c/o Arlington Properties, Inc., 2117 Second Avenue North, Birmingham, Alabama 35203 3759, Attention: David G. Ellis; and in the case of Manager to Steadfast Management Company, Inc., 18100 Von Karman Avenue, Suite 500, Irvine, CA 92612, Attention: Christopher Hilbert, or to such other address as shall, from time to time, have been designated by written notice by either party given to the other party as herein provided. Section 6.3 Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto. Section 6.4 No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part. Section 6.5 No Third Party Beneficiary. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that such insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder ( or so many of such rights as the other party shall elect to void). Section 6.6 Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or {10426691.2) 12 its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby. Section 6. 7 Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement. Section 6.8 Attorneys' Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith. Section 6.9 Signs. Manager shall have the right to place signs on the Property in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Property. Section 6.10 Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination. Section 6.11 Governing Law. This Agreement shall be construed under and in accordance with the laws of the State and is fully performable with respect to the Property in the county in which the Property is located. Section 6.12 Competitive Properties. Manager may, individually or with others, engage or possess an interest in any other project or venture of every nature and description, including but not limited to, the ownership, financing, leasing, operation, management, brokerage and sale of real estate projects including apartment projects other than the Property, whether or not such other venture or projects are competitive with the Property and Owner shall not have any claim as to such project or venture or to the income or profits derived therefrom. Section 6.13 Set Off. Without prejudice to Manager's right to terminate this Agreement in accordance with the terms of this Agreement, Manager may at any time and without notice to Owner, set off or transfer any sums held by Manager for or on behalf of Owner in the accounts ( other than the Security Deposit Account) maintained pursuant to this Agreement in or towards satisfaction of any of Owner's liabilities to Manager in respect of any sums due to Manager under this Agreement. Section 6.14 Notice of Default. Manager shall not be deemed in default under this Agreement, and Owner's right to terminate Manager as a result of such default shall not accrue, until Owner has delivered written notice of default to Manager and Manager has failed to cure same within 30 days from the date of receipt of such notice. Section 6.15 Counterparts. This Agreement may be executed m two or more counterparts, each of which shall be deemed to be an original. {10426691.2) 13

This Property Management Agreement is hereby executed by duly authorized representatives of the parties hereto as of the Effective Date. OWNER: ARLINGTON MONTCLAIR 11, LLC, an Alabama limited liability company, By: Arlington Properties, Inc., its sole member :MANAGER: STEADFAST MANAGEMENT COMPANY, INC., a California corporation /J . .. ,, ... cf'.7-, __ . //} J, 4),,/ By:i;l'f"/ rf/;# (c:::::-;,,,.c/ . Name: _u.J_~ 1u •Yl (() . . 5 v<'> t I ·-···- ...... ·---· Title: )/1 1 . -·-····· ............-- ......... {]0426691.2) 14

EXHIBIT A ESTIMATED PASS-THROUGH AMOUNTS Benefits Administration 3.0% of total employee costs IT Infrastructure, Licenses and Support At cost and expense Marketing $20.00 per unit per year EXHIBIT A

EXHIBIT B THE PROPERTY Property Address: 300 Beech Circle, Birmingham, AL 35213. Tapestry Park Phase II is currently under construction and will have an estimate of 131-units. {10426691.2} EXHIBIT B

AMENDMENT TO PROPERTY MANAGEMENT AGREEMENT This AMENDMENT TO PROPERTY MANAGEMENT AGREEMENT ("Amendment") is dated as of December J_, 2014 ("Effective Date"), and entered into by and between SIR TAPESTRY PARK, LLC, a Delaware limited liability company ("Owner") and STEADFAST MANAGEMENT COMP ANY, INC., a California corporation ("Manager"). RECITALS WHEREAS, Owner and Manager have entered into that certain Property Management Agreement dated August 13, 2013 ("Management Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Management Agreement. WHEREAS, the parties desire to amend the Management Agreement to modify the Property description to incorporate Phase II of the project. AGREEMENT NOW, THEREFORE, for good and valuable consideration, intending to be legally bound hereby, the parties agree as follows: 1. Property Description. "Exhibit B" to Management Agreement shall be amended and replaced in its entirety with attached Exhibit B to this Amendment. 2. Effect of Amendment. Except as expressly modified in this Amendment, the terms and conditions of the Management Agreement shall remain in full force and effect. 3. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement. [SIGNATURE PAGE FOLLOWS]

This Amendment to Property Management Agreement is hereby executed by duly authorized representatives of the parties hereto as of the Effective Date. OWNER: SIR TAPESTRY PARK, LLC, a Delaware limited liability company By: Steadfast Income Advisor, LLC, its Manager MANAGER: ~:.···cSTEADFAST~;e MANAGEMENT COMPANY, Ana Marie del Rio, Vice President

EXHIBITB THE PROPERTY Tapestry Park is located at 801 Montclair Road, Birmingham, Alabama, in the County of Jefferson, and described as follows: The Property consists of two adjacent parcels, Phase I and Phase II totaling 354-units. Phase I consists of six buildings with 223 units. Phase II has 131 units. Site amenities include clubhouse with library and internet cafe, grand lawn with Bocce ball court, pool, fitness center, and carwash. Phase I and II are comprised of 15.9 acres and 5.5 acres, respectively. Phase I was built in 2013 and Phase II was completed in 2014.

DocuSign Envelope ID: 12223CF0-E576-45B3-BB0F-742BD48DF0CC OMNIBUS PROPERTY MANAGEMENT AGREEMENT AMENDMENT This OMNIBUS PROPERTY MANAGEMENT AGREEMENT AMENDMENT is effective as of August 1, 2018 (this “Amendment”), by and among STEADFAST INCOME ADVISOR, LLC, a Delaware limited liability company (the “Manager”), as the non-member manager of, and on behalf of, each of the limited liability companies listed on Schedule 1 attached hereto and by this reference incorporated herein (each an “Owner”), and STEADFAST MANAGEMENT COMPANY, INC., a California corporation (each an "Management Company"). W I T N E S S E T H: WHEREAS, each Owner was organized and operates for the sole and exclusive purpose of acquiring, owning and operating the multifamily residential project listed on Schedule 1 (each a “Project”); WHEREAS, each Owner entered into a Property Management Agreement with the Management Company with respect to the management and oversight of its Project (each a “Management Agreement”); WHEREAS, Steadfast Income REIT Operating Partnership, L.P., whose general partner is Steadfast Income REIT, Inc. (the “REIT”), is the sole equity member of each Owner (“Sole Member”); WHEREAS, the Board of Directors of the REIT, by resolution, approved certain modifications to the expenses to be reimbursed to the Management Company under the terms of the Management Agreement; and WHEREAS, pursuant to the terms of each Management Agreement, its terms may be amended in writing by the parties thereto; NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: 1. Definitions. All capitalized terms not otherwise defined in this Amendment shall have the definitions given such terms in the Management Agreements. 2. Exhibit A. Exhibit A, Estimated Pass-Through Amounts, to each Management Agreement is hereby deleted and replaced with Exhibit A attached hereto and incorporated herein by reference. 3. Ratification. In all other respects, the Management Agreements are hereby ratified and confirmed. 4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original document and all of which together shall constitute one agreement.

DocuSign Envelope ID: 12223CF0-E576-45B3-BB0F-742BD48DF0CC IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written. STEADFAST INCOME ADVISOR, LLC, as the Manager of each Owner By: Ella Neyland, President STEADFAST MANAGEMENT COMPANY, INC. By: Michael Brown, President 2

DocuSign Envelope ID: 12223CF0-E576-45B3-BB0F-742BD48DF0CC

SCHEDULE I

Owner	Project	Management Agreement Date
Brice Grove Apartments, LLC	BriceGrove Park Apartments	8/29/2013
SIR Carrington Champion, LLC	Carrington at Champion Forest	11/7/2013
SIR Carrington Park, LLC	Carrington Park at Huffmeister, The	11/7/2013
SIR Carrington Place, LLC	Carrington Place	11/7/2013
SIR Clarion Park, LLC	Clarion Park Apartments	6/28/2011
SIR Creekside, LLC	Reserve at Creekside Village	3/28/2014
SIR Dawntree, LLC	Dawntree	8/15/2013
SIR Deep Deuce, LLC	Deep Deuce at Bricktown	3/28/2013
SIR Double Creek, LLC	Double Creek Flats	5/7/2018
SIR EBT Lofts, LLC	EBT Lofts	12/30/2011
SIR Estancia, LLC	Estancia Apartments	6/29/2012
SIR Forty 57, LLC	Forty57 at Glasford	12/20/2012
SIR Hamburg, LLC	Retreat at Hamburg Place, The	9/5/2013
SIR Heights, LLC	Heights at 2121, The	9/30/2013
Hilliard Grand Apartments, LLC	Hilliard Grand Apartments	12/31/2012
Hilliard Park Partners, LLC	Hilliard Park Apartments	9/11/2012
Hilliard Meadows Apartments, LLC	Hilliard Summit Apartments	9/28/2012
SIR Huffmeister Villas, LLC	Villas at Huffmeister, The	10/10/2013
SIR Jefferson, LLC	Jefferson at Perimeter Apartment Homes	6/11/2018
SIR Katy Ranch, LLC	Echo at Katy Ranch	12/19/2013
SIR Kingwood Villas, LLC	Villas at Kingwood, The	10/10/2013
SIR Library Lofts, LLC	Library Lofts East	2/28/2013
SIR Mallard Crossing, LLC	Mallard Crossing Apartment Homes	12/27/2013
SIR Mapleshade, LLC	Mapleshade Park	3/31/2014
SIR Montclair Parc, LLC	Montclair Parc Apartments	4/26/2012
SIR Montecito, LLC	Montecito Apartments	12/31/2012
SIR Oak Crossing, LLC	Oak Crossing	6/3/2014
SIR Quail North, LLC	Retreat at Quail North, The	6/12/2013
SIR Riverford, LLC	Riverford Crossing Apartments	12/28/2012
SIR Sienna Grand, LLC	Heritage Grand at Sienna Plantation	12/20/2013
SIR Sonoma Grande, LLC	Sonoma Grande Apartments	5/24/2012
SIR Spring Creek, LLC	Spring Creek of Edmond Apartments	3/9/2012
SIR Stuart Hall, LLC	Stuart Hall Lofts	8/27/2013
SIR Sycamore Terrace, LLC	Sycamore Terrace Apartments	11/27/2012
SIR Tapestry Park, LLC	Tapestry Park	8/13/2013
SIR Trails Edge, LLC	Lodge at Trails Edge, The	6/18/2013
SIR Truman Farm, LLC	Truman Farm Villas	12/22/2011
SIR Waterford Riata, LLC	Waterford Park at Riata Ranch	10/10/2013
SIR Waterford, LLC	Waterford on the Meadow	7/3/2013

DocuSign Envelope ID: 12223CF0-E576-45B3-BB0F-742BD48DF0CC EXHIBIT A ESTIMATED PASS-THROUGH AMOUNTS The following sets out the Estimated Pass-Through Amounts:  Marketing, Training and Continuing Education: $30 per unit per year.  IT infrastructure, licenses and support: 1. IT licenses including such things as software, hardware, and usage fees will be billed at cost; 2. IT support expenses will be billed at $500 per user per month; and 3. any unusual, non-recurring projects or IT support needed for a property will be billed at actual costs including but not limited to travel costs.  Benefits Administration Fee: 3.0% of total employee costs.

DocuSign Envelope ID: 97461D31-4F0F-40FC-8B64-9765473B4D0B OMNIBUS PROPERTY MANAGEMENT AGREEMENT AMENDMENT This OMNIBUS PROPERTY MANAGEMENT AGREEMENT AMENDMENT is effective as of May 1, 2019 Amendment , by and among STEADFAST INCOME ADVISOR, LLC, a Delaware limited liability company (the Manager ), as the non-member manager of, and on behalf of, each of the limited liability companies listed on Schedule 1 attached hereto and by this reference incorporated herein (each an Owner , and STEADFAST MANAGEMENT COMPANY, INC., a California corporation (the "Management Company"). W I T N E S S E T H: WHEREAS, each Owner was organized and operates for the sole and exclusive purpose of acquiring, owning and operating the multifamily residential project listed on Schedule 1 (each Project ; WHEREAS, each Owner entered into a Property Management Agreement with the Management Company with respect to the management and oversight of its Project (as amended, Management Agreement WHEREAS, Steadfast Income REIT Operating Partnership, L.P., whose general partner is Steadfast Income REIT is the sole equity member of each Owner Sole Member WHEREAS, the Board of Directors of the REIT, by resolution, approved certain modifications to the expenses to be reimbursed to the Management Company under the terms of the Management Agreement; and WHEREAS, pursuant to the terms of each Management Agreement, its terms may be amended in writing by the parties thereto. NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: 1. Definitions. All capitalized terms not otherwise defined in this Amendment shall have the definitions given such terms in the Management Agreements. 2. Exhibit A. Exhibit A, Estimated Pass-Through Amounts, to each Management Agreement is hereby deleted and replaced with Exhibit A attached hereto and incorporated herein by reference. 3. Ratification. In all other respects, the Management Agreements are hereby ratified and confirmed. 4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original document and all of which together shall constitute one agreement.

DocuSign Envelope ID: 97461D31-4F0F-40FC-8B64-9765473B4D0B IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first above written. STEADFAST INCOME ADVISOR, LLC, as the Manager of each Owner By: Ella Neyland, President STEADFAST MANAGEMENT COMPANY, INC. By: Michael Brown, President 2

SCHEDULE I

Owner	Project	Management Agreement Date
Brice Grove Apartments, LLC	BriceGrove Park Apartments	8/29/2013
SIR Carrington Champion, LLC	Carrington at Champion Forest	11/7/2013
SIR Carrington Park, LLC	Carrington Park at Huffmeister, The	11/7/2013
SIR Carrington Place, LLC	Carrington Place	11/7/2013
SIR Clarion Park, LLC	Clarion Park Apartments	6/28/2011
SIR Creekside, LLC	Reserve at Creekside Village	3/28/2014
SIR Deep Deuce, LLC	Deep Deuce at Bricktown	3/28/2013
SIR Double Creek, LLC	Double Creek Flats	5/7/2018
SIR Forty 57, LLC	Forty57 at Glasford	12/20/2012
SIR Hamburg, LLC	Retreat at Hamburg Place, The	9/5/2013
Hilliard Grand Apartments, LLC	Hilliard Grand Apartments	12/31/2012
Hilliard Park Partners, LLC	Hilliard Park Apartments	9/11/2012
Hilliard Meadows Apartments, LLC	Hilliard Summit Apartments	9/28/2012
SIR Huffmeister Villas, LLC	Villas at Huffmeister, The	10/10/2013
SIR Jefferson, LLC	Jefferson at Perimeter Apartment Homes	6/11/2018
SIR Kingwood Villas, LLC	Villas at Kingwood, The	10/10/2013
SIR Mallard Crossing, LLC	Mallard Crossing Apartment Homes	12/27/2013
SIR Montclair Parc, LLC	Montclair Parc Apartments	4/26/2012
SIR Montecito, LLC	Montecito Apartments	12/31/2012
SIR Oak Crossing, LLC	Oak Crossing	6/3/2014
SIR Quail North, LLC	Retreat at Quail North, The	6/12/2013
SIR Riverford, LLC	Riverford Crossing Apartments	12/28/2012
SIR Sienna Grand, LLC	Heritage Grand at Sienna Plantation	12/20/2013
SIR Spring Creek, LLC	Spring Creek of Edmond Apartments	3/9/2012
SIR Sycamore Terrace, LLC	Sycamore Terrace Apartments	11/27/2012
SIR Tapestry Park, LLC	Tapestry Park	8/13/2013
SIR Truman Farm, LLC	Truman Farm Villas	12/22/2011
SIR Waterford Riata, LLC	Waterford Place at Riata Ranch	10/10/2013
SIR Waterford, LLC	Waterford on the Meadow	7/3/2013

DocuSign Envelope ID: 97461D31-4F0F-40FC-8B64-9765473B4D0B EXHIBIT A ESTIMATED PASS-THROUGH AMOUNTS The following sets out the Estimated Pass-Through Amounts: Marketing, Training and Continuing Education: $30 per unit per year. IT infrastructure, licenses and support: 1. IT licenses including such things as software, hardware, and usage fees will be billed at cost; 2. IT support expenses will be billed at $500 per user per month; and 3. any unusual, non-recurring projects or IT support needed for a property will be billed at actual costs including but not limited to travel costs. Benefits Administration Fee: 3.0% of total employee costs. Revenue Management Fee: $1.00 per month per unit